Exhibit 10.12

May 17, 2023

Jeffrey Smith

Dear Jeff,

This offer letter replaces in its entirety all previously provided written offer letters to you regarding the position of Executive Vice President, Head of Wealth Management at Cambridge Trust Company ("Bank"). If you accept our offer, you will be reporting to Denis Sheahan, President and Chief Executive Officer of the Bank. Your start date will be a mutually agreed upon date.

Please note that this offer of employment is contingent upon the receipt of a satisfactory background check and your acceptance and execution of our Non-Solicitation/Non Disclosure Agreement to be signed upon hire and attached hereto. Your compensation package is described below.

Base Salary: You will be paid a base salary in 2023 at the annualized rate of $550,000, which is subject to deductions for taxes and other withholdings as required by law ("applicable withholdings"). Your Base Salary will be paid in substantially equal installments on a bi-weekly basis. As an exempt employee, your hours in this position may fluctuate, and each weekly portion of your Base Salary will compensate you for all hours you work during that week. Your Base Salary will be increased in the first quarter of 2024 to $600,000, retroactively to January 1, 2024.

Sign-On Incentives:

Cash Sign-On Incentives. You will receive a Sign-On Incentive of $750,000 in cash payable in two (2) installments. $450,000 (less applicable withholdings) will be payable in 2023 in the first payroll cycle after completion of ninety (90) days of continuous service with the Bank, and the remaining $300,000 (less applicable withholdings) will be payable in 2024 in the first payroll cycle after the anniversary of your date of hire. You must be employed by the Bank in order to receive these amounts. Your cash Sign-On Incentive will be subject to normal taxation. Upon executing this offer letter, you acknowledge and agree, that if within the first twelve (12) months after payment of the first installment, the Bank terminates your employment for "Cause" or you voluntarily resign your employment with

Exhibit 10.12

the Bank (for any reason), you will be required to reimburse the Bank 100% of the gross Cash Sign-On Incentive paid within thirty (30) days of your termination date. You further acknowledge and agree, that if, within the first twenty-four (24) months after payment of the first installment payment, your employment with the Bank is terminated for "Cause" or you voluntarily terminate your employment with the Bank (for any reason), you will be required to reimburse the Bank 50% of the gross Sign-On Incentive paid within thirty (30) days of your termination date. Upon execution of this offer letter you hereby authorize and direct the Bank to offset, to the extent permissible by law, such debt against any amounts owed by the Bank to you. In the event of such reimbursement of the Sign-On Incentive, or any portion thereof, at your request the Bank will cooperate with you to permit you to recover taxes already paid by you with respect to the Sign-On Incentive, subject to applicable law.

Equity Sign-On Incentive. Conditioned upon your employment with the Bank through August 15, 2023 ("2023 Grant Date"), the Bank will grant you a new hire Time-vested Restricted Stock Unit award with a fair market value of $500,000 on the 2023 Grant Date ("2023 RSU Award"). Conditioned upon your continued employment with the Bank through August 15, 2024 ("2024 Grant Date") the Bank will grant you a Time-vested Restricted Stock Unit Award with a fair market value $350,000 on the 2024 Grant Date ("2024 RSU Awards"). Your 2023 and 2024 RSU Awards will vest ratably over a three year period, subject to the terms and conditions of the Cambridge Bancorp 2017 Equity and Cash Incentive Plan ("2017 Plan") and each RSU Award's respective Award Agreement. The Bank has the right to seek recoupment of any vested portion of your 2023 RSU Award and 2024 RSU Award, if your employment is terminated for Cause or you voluntarily resign your employment (for any reason), prior to the third anniversary of your date of hire. In the event of such recoupment of any portion of the 2023 or 2024 RSU Awards, at your request the Bank will cooperate with you to permit you to recover taxes already paid by you with respect to such Awards, subject to applicable law.

Incentive Compensation: Short-term and Long-Term Incentives are subject to recoupment in accordance with applicable U.S. Securities and Exchange Commission ("SEC") and NASDAQ Stock Market rules and regulations, as well as the Company's recoupment, clawback and/or recovery policies in effect from time to time.

Short-Term Annual Incentive: Starting in Q1 of 2025, you will be eligible to participate in the Bank's Executive Short-Term Incentive ("STI") Plan. Your 2025 target incentive opportunity will be 50% percent of your Base Salary provided that the Company, Bank and you meet the stated performance objectives for the prior year. Short-Term Incentives are calculated based on actual performance relative to target. For Bank goals, achieving threshold performance will pay out at 50% of target incentive, target performance will pay out 100% of target, and stretch performance will pay out at 150% of target incentive. Performance below threshold will result in a 0% payout. Actual payouts for each individual performance goal will be interpolated between threshold, target and stretch levels to reward incremental improvement. Payouts are assessed by component such that

Exhibit 10.12

one goal Short-Term Incentives are paid in cash during the first quarter of each year. The Compensation Committee of the Board of Directors of the Company is responsible for the development of the Executive Short-term Incentive Plan. For years after 2025, while you are employed by the Bank, you will be eligible for STI opportunities made available to similarly situated executive officers of the Bank.

Long-Term Incentive Plan ("LTJP''): Starting in Ql of 2025, you will be eligible to participate in the Company's LTIP. For 2025 you will receive an equity award of Cambridge Bancorp Restricted Stock Units ("RSUs") with a fair market value of $350,000 at target. All shares awarded under the LTIP are issued under 2017 Plan. Your RSUs will be issued as follows: 45% of the shares will be issued as time-vested restricted stock units with a three-year vesting. 55% of the award will be made in the form of performance based RSUs. The performance based RSUs will vest based upon achievement of specified performance metrics over a three-year period. The form of the award and the performance metrics may be updated from time to time by the Compensation Committee of the Board of Directors of the Company to create alignment with the corporate strategy. The size of the final performance RSU payout can range from loss of all of the RSUs (if the threshold target for each performance measure is not achieved) to 200% of the original RSU award, based upon actual performance for each metric. For years after 2025, while you are employed by the Bank, you will be eligible for an RSU commensurate with your position at the time of grant of LTIP awards

Change in Control Agreement: Within 90 days of your date of hire, the Company and the Bank will enter into a Change in Control Agreement with you that provides for a severance benefit equal to two (2) times the average of your highest three (3) consecutive calendar years of annual Base Salary and Bonus in the event your employment is terminated in connection with a Change in Control (as defined in the Change in Control Agreement). A copy of the Change in Control Agreement is included with this offer letter, but will not be executed by Executive until a signed copy is provided by the Company. We suggest you review the Change in Control Agreement with your legal advisor.

Non-qualified Deferred Compensation Plan. The Compensation Committee of the Board of Directors of the Bank is developing a 401(k) Restoration Plan for all executive vice presidents of the Bank. You will be eligible to participate in the Plan if and when implemented in accordance with the terms of such plan.

Not for "Cause" Severance: In the event your employment is involuntarily terminated by the Bank without "Cause" within your first year of employment, you will receive payment equal to one time your Base Salary, less applicable withholdings.

For purposes of this offer letter, "Cause" shall be defined as the willful failure by Executive to substantially perform his duties with the Bank (other than any such failure resulting from his incapacity due to physical or mental illness) within ten (10) days after a demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has not substantially performed his

Exhibit 10.12

duties. Cause shall also mean the willful engagement by Executive in misconduct that is or foreseeably will be materially injurious to the Bank, monetarily or otherwise; or a breach of a fiduciary duty, fraud or dishonesty relating to the Bank, or conviction of (or plea of nolo contendere to) a crime. No act or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Bank. In addition, Cause shall also mean a material breach of the terms and conditions of the "No Conflicts" section of this Offer Letter.

Benefits: In addition to the cash and equity compensation described above, you will be eligible to receive the benefits which are offered to all Cambridge Trust employees. Summary Plan Descriptions will be provided to you after your start date.

Directors and Officers Liability Insurance: You will be eligible for and covered under the Bank's Directors and Officers ("D&O") and other applicable liability insurance policies, to the same extent as similarly situated Cambridge Trust executives.

Indemnification: The Bank agrees to indemnify you to the same extent as similarly situated Cambridge Trust executives, subject to the Bank's By-laws, Indemnification Policies, and applicable law.

Sick Days: You will earn twelve paid sick days per calendar year, which will accrue pro rata on a monthly basis up to a maximum of ninety days. You will become eligible to use your paid sick days after you have completed three months of employment.

Vacation: You will be eligible to earn 25 days of vacation per calendar year accrued on a monthly basis. During the first year, your vacation time will be pro-rated based on your date of hire. The accrual and use of vacation shall be in accordance with the Bank's vacation policy, as it may be amended from time to time in the Bank's discretion.

Employment At-Will: At all times you will be an employee-at-will, which means that you and the Bank are each free to terminate your employment at any time and for any reason.

Governing Law. This offer letter and any claim, controversy or dispute arising under or related hereto shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof.

No Conflicts. Upon your execution of this offer letter, (i) you acknowledge that to the best of your knowledge, information and belief, you are not aware of any legal impediments to your joining the Bank, and (ii) you agree that there are no legal restrictions in performing the duties and responsibilities of the Head of Wealth Management for the Bank, as set forth in the job description previously provided to you. Further, by executing this offer letter you understand that the Bank and its affiliates prohibit you from sharing or using any proprietary or confidential information obtained by you from your previous employment in connection with your employment with the Bank.

Exhibit 10.12

General. Because Federal law requires you to provide us with documentation of your eligibility to work in the United States, this offer is conditioned upon your providing such documentation within three-business days of your commencing work. You will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act.

On your first day, you will be reporting to Human Resources, 78 Blanchard Road, 4th floor Burlington, at 9:00 A.M. You will be given a new Hire Orientation, which will include completing employment forms and reviewing your benefits with Jennifer LeBert, AVP,

Manager of Payroll and Benefits. You will then meet with Maribeth Darrow, Vice President and Director of Training for a corporate orientation that will introduce you to our company, history and products.

To accept the Bank's offer of employment, please sign and date this letter below. This letter, along with the Non-Solicitation/Non-Disclosure Agreement that you will be asked to sign on your first day, set forth the terms of your employment with the Bank and supersedes any prior agreements or promises made to you by anyone, whether oral or written. In accepting our offer of employment, you certify that neither you nor the Company has entered into a contract regarding the terms or the duration of your employment other than this letter.

It is our pleasure to welcome you to the Cambridge Trust Company. We believe Cambridge Trust Company is an outstanding organization because of its people. We believe you will be a valuable, enthusiastic member of the team and we look forward to your future contributions to the Bank.

If you have any questions regarding this offer, please contact me at 617-441-1440.

Sincerely,

/s/ Ashley D. Thomas

Ashley D. Thomas

FVP, Associate Director of Human Resources

Exhibit 10.12

I accept this offer of employment and intend to begin employment with the Bank. I agree to follow the policies and procedures of the Bank and the Company, as in effect from time to time.

Jeffrey Smith	Date

/s/ Jeffrey Smith	5/18/2023